Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation

Alteva of Warwick, LLC	New York
Alteva Solutions, Inc.	New York
Alteva Hometown, Inc.	New York
Alteva of Syracuse, Inc.	New York
Alteva Long Distance, Inc.	New York